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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

         THE AES CORPORATION ANNOUNCES U.S. $863 MILLION OFFERS TO ACQUIRE 51% OF C.A. LA ELECTRICIDAD DE CARACAS

         ARLINGTON, Virginia - April 28, 2000 - The AES Corporation (NYSE:AES), the world's largest global power company, announced today offers to acquire 51% of the outstanding ordinary shares of C.A. La Electricidad de Caracas (BVC:EDC; OTC:ELDAY), including shares represented by American Depositary Shares (ADSs), at a price of U.S. $23.50 per ADS. This price represents a premium of 77% over the closing price of the ADSs on April 26, 2000.

         Offers are being made concurrently in Venezuela for 926,462,000 shares and in the United States for 17,719,350 ADSs. The price per share being paid in the Venezuelan offer is U.S. $0.47 per share, which is equivalent to the amount being paid in the U.S. offer, after taking into account the 50 shares represented by each ADS. If more than 17,719,350 ADSs and 926,426,000 shares are tendered, and all other conditions to the offers are met, ADSs and shares will be purchased on a pro rata basis. The offers are scheduled to expire on May 30, 2000. Morgan Stanley Dean Witter is acting as the Financial Advisor and Dealer Manager for the U.S. offer.

         Dennis W. Bakke, President and Chief Executive Officer of AES, stated, "We are extremely excited about this opportunity to make a difference in the Venezuelan electricity sector. Since 1993, we have been seeking to invest in Venezuela and have participated in all proposed privatizations involving the Venezuelan electricity sector. Increased confidence in the strengthening Venezuelan economy, recent actions with respect to electricity regulations and increased focus on foreign investment make Venezuela an attractive business environment for AES."

         Paul T. Hanrahan, Senior Vice President and President of AES Americas commented, "EDC has interests in several distribution businesses in Venezuela, Colombia and El Salvador which serve over 2.8 million customers. In addition, EDC operates several generation facilities in Venezuela and Colombia, which provide 3,500 MW of capacity. EDC also holds interests in other businesses involved in telecommunications, oil and gas processing, gas distribution, security services, engineering, property and stock transfer services in Venezuela. We are very pleased to bring this offer to the shareholders of EDC at such an attractive premium to market. We are confident that all shareholders will recognize that this represents a wonderful opportunity for both EDC and AES."

         The offers are conditioned on the ADSs purchased in the U.S. offer and the shares purchased in the Venezuelan offer, together with the ADSs and shares currently owned by AES, representing at least 51% of the outstanding shares. The offers are also

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conditioned on, among other things, AES having obtained sufficient funds to purchase the ADSs and shares tendered in the offers and to pay related fees and expenses.

         Business development successes in the first quarter of 2000 include the following:

         * In March, a subsidiary of AES acquired for $8 million, GeoUtilities Inc., an internet-based superstore for energy, telecom and other vital services.

         * In March, a subsidiary of AES completed a financing associated with 823 MW of generating facilities in the Republic of Georgia. The financing included the acquisition of the 600 MW Gardabani thermal plant and the establishment of 25-year concessions for the Khrami I and II hydro stations, which have a combined capacity of 223 MW.

         * In March, a subsidiary of AES completed a $440 million non-recourse project financing for AES Red Oak, an 832 MW natural gas-fired combined cycle plant in Sayreville, New Jersey.

         * In February, AES announced that it had entered into an agreement to acquire a 59% stake in the 1,000 MW hydroelectric facility of Hidroelectrica Alicura S.A. (iAlicurai) in Argentina from Southern Energy, Inc. (iSEIi).

         * In February, AES announced that a subsidiary had reached an agreement with the Bulgarian state-owned electric utility NEK, that will allow AES to build, own, operate and transfer a $750 million lignite-fired power plant.

         * In January, a subsidiary of AES agreed to acquire 59% of the outstanding preferred (non-voting) shares of Eletropaulo S.A. (iEletropauloi).

         * In January, a subsidiary of AES and Caterpillar Inc. reached a service agreement for multiple energy products that will result in the construction of a 45 MW cogeneration plant in Mossville, Illinois.

         The company's generating assets include interests in one hundred and twenty-five facilities totaling over 44 gigawatts of capacity. AES' electricity distribution network has over 954,000 km of conductor and associated rights of way and sells over 114,000 gigawatt hours per year to over 15 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.